Exhibit 4.47

THE SYMBOL “[***]”DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Xinqiao Electric Vehicle Industrial Park (Phase I) Assets Transfer Agreement

Party A (Transferor): NIO (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司)

Address: Building F, Hengchuang Intelligent Technology Park, 3963 Susong Road, Hefei Economic and Technological Development Zone, Anhui Province
Telephone:

Hereinafter referred to as “NIO Anhui”;

And

Party B (Transferee): Anhui Jianghuai Automobile Group Co., Ltd. (安徽江淮汽车集团股份有限公司)

Address: 176 Dongliu Road, Hefei City, Anhui Province

Telephone:

Hereinafter referred to as “JAC”.

WHEREAS:

The Anhui Provincial Government and the Hefei Municipal Government attach great importance to and proactively promote the development of NIO (including NIO Anhui) in Hefei, and the Parties agree to jointly promote their cooperation of manufacturing new energy vehicle in Xinqiao Electric Vehicle Industrial Park (Phase I) (the “NV Park”) based on their long-term strategic partnership.

NIO Anhui and JAC, based on the principle of equality, voluntariness, honesty and credit, agree to enter into this Xinqiao Electric Vehicle Industrial Park (Phase I) Assets Transfer Agreement (this “Agreement”) in respect of transfer of the assets (including equipment and tooling assets) related to the equipment installation project in progress of the NV Park from NIO Anhui to JAC in accordance with the Civil Code of the People's Republic of China and the laws, regulations and policies relating to transfer of state-owned assets.

1.Subject of Transfer

1.1

The subject of the transfer shall be equipment and tooling related assets of NV Park (the “Project Assets”), the details of which are set forth in the appraisal report of Wanzhonglian Guoxin Appraisal Report No. [***] attached hereto as Schedule I.

1.2

The particulars and value of the Project Assets have been appraised by Anhui Zhonglian Guoxin Asset Appraisal Co., Ltd. under engagement by Party B, which appraisal is acknowledged by Party A. The appraiser has issued the appraisal report of Wanzhonglian Guoxin Appraisal Report No. [***] attached hereto as Schedule I.

2.Price of Transfer

Party A and Party B agree to set the transfer price under this Agreement as the value arrived at in the above appraisal report. Party A agrees to transfer the Project Assets to Party B at the price of RMB[***] (including the tax-exclusive amount of RMB[***] and taxes in amount of RMB[***], the “Transfer Price”).

3.Payment of Transfer Price

Party A shall issue relevant invoice to Party B before Party B makes the payment of the Transfer Price, and Party B shall make payment upon its receipt of the invoice but no later than 90 days after the date of this Agreement.

The Transfer Price shall be paid to the following account of Party A:

Account name: NIO (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司)

Bank name:

Bank account number:

Pursuant to Section 11 Clause 2 of the Business Enterprise Accounting System, a business enterprise shall account for any transaction or matter based on its economic substance, rather than on its legal form. Considering that the Project Assets will be included in the accounts of and managed by a branch of Party B after the transfer, Party A shall issue a special VAT invoice (at tax rate of 13%) for the Transfer Price to such branch of Party B, the details of which are as follows:

Name: Anhui Jianghuai Automobile Group Co., Ltd. New Energy Passenger Vehicle Branch

Bank of Account:

Bank account number:

4.Closing of Transfer

(1)

As of the above appraisal base date, Party A shall not take any action that will be harmful to the Project Assets or otherwise affect any of Party B's rights in and of the Project Assets (including without limitation transfer, mortgage, pledge, lease and other disposal), otherwise Party A shall be liable for any damage incurred by Party B.

(2)

Party A shall transfer the Project Assets to Party B within 10 business days after the date of this Agreement, which transfer shall be subject to the List of Transfer Assets (attached hereto as Schedule II) executed by the Parties. Ownership of the Project Assets shall be transferred from Party A to Party B upon execution of the List of Transfer Assets by the Parties.

(3)

The functions, status and conditions of the Project Assets shall be subject to the terms of the technical agreement (the “Technical Agreement”)  mutually confirmed in writing by the Parties. The Technical Agreement shall be attached hereto as a schedule of this Agreement.

(4)

Upon Party A’s transfer of the Project Assets to Party B, Party A undertakes to provide Party B with the support necessary to obtain any approval and re-registration with competent governmental authorities (including without limitation re-registration of special equipment inspection certificate and imported (duty-free) equipment certificate).

(5)

Party A shall, within four months from the date of this Agreement, transfer copies (affixed with Party A's seal) or electronic files of all records of the Project Assets (including without limitation original procurement agreement, original technical agreement and acceptance form, collectively the “Asset File”) to Party B, and Party B shall exercise due maintenance of the Asset File.

5.Warranty and Related Services

(1)

Party A shall provide Party B with warranty services for the Project Assets for a period no less than one year, but no longer than the warranty period provided by the original supplier of the Project Assets. If the warranty services of the Projects Assets are otherwise provided in the Technical Agreement, including duration, starting time and descriptions of the warranty services, the terms under the Technical Agreement shall prevail.

(2)

After the end of the warranty period, Party A shall provide maintenance services for the Project Assets to Party B in accordance with the terms under the Technical Agreement and, upon absence of such terms under the Technical Agreement, Party A shall undertake to provide maintenance services according to the operational needs of the Project Assets to Party B.

6.Obligations of the Parties

All taxes, fees, debts and liabilities incurred by Party A from its investment until completion of the Project Assets (i.e., the Project Assets are fully operational and the warranty relating thereto agreed by Party A and the third party constructor/supplier are completed) shall be payable by Party A without any liability upon Party B.

The above debts and liabilities shall include without limitation those arising from signing, performing, amending, releasing and terminating agreement on survey, design, construction, procurement, supervision, audit, service, engineering, visa and other matters with the applicable third party for the Project Assets, and other debts and liabilities relating to the Project Assets. All of such debts and liabilities, including without limitation all payments and liabilities thereof, shall be borne by Party A.

7.Taxes of Transfer

Value-added tax and surcharge, stamp duty and other taxes and levies arising from the Project Assets shall be paid by each of the Parties in accordance with applicable laws and regulations, or jointly by the Parties if there is no provision under applicable laws and regulations.

8.Representations, Warranties and Covenants of Party A

(1)

Party A warrants that it has full right to dispose the Project Assets under this Agreement, that the ownership of the Project Assets is clear without any compulsory action such as seizure by any judicial authority, and that there is no circumstance prohibiting or restricting the transfer contemplated hereunder. If there is any significant defect in Party A's rights on the Project Assets or in the Project Assets or any other material event that may affect evaluation of the Project Assets, Party A has disclosed such defects or events to Party B and undertake that the risks and liabilities arising from such defects shall be solely borne by Party A.

(2)

Party A warrants that all information (including its originals and copies) provided and statements made by it to Party B for purpose of this Agreement are true, accurate, complete, valid, without any inaccuracy or material omission. Party A is responsible for the consistency between the information provided by it and the actual conditions of the Project Assets and shall be held liable for any concealment or misrepresentation arising therefrom.

(3)

Party A warrants that all procedures including without limitation internal decision-making, authorization and approval required for execution and performance of this Agreement have been duly received by it and that the conditions precedent for this Agreement and the transfer of the Project Assets to come into effect have been satisfied.

9.Representations, Warranties and Covenants of Party B

(1)	Party B warrants that it has the capacity to enter into and perform this Agreement.
(2)

Party B warrants that all procedures including without limitation internal decision-making, authorization and approval required for execution and performance of this Agreement have been duly received by it and that the conditions precedent for this Agreement and the transfer of the Project Assets to come into effect have been satisfied.

10.Liability for Breach

Any Party in breach of this Agreement shall be held liable for any loss incurred by the non-breaching Party.

11.Dispute Resolution

Any dispute arising out of performance of this Agreement shall be resolved by the Parties through friendly negotiation. If such dispute cannot be resolved by negotiation, the Parties agree to submit such dispute to the people’s court with jurisdiction over the place where Party A is incorporated for litigation.

12.Effectiveness

This agreement shall come into effect upon the signature by the legal representative or authorized representative of each of Party A and Party B and affixture of seal of both Parties.

13.Miscellaneous

(1)	Any matter not provided under this Agreement may be agreed upon by the Parties in writing with a supplement hereto, and such supplement shall have the same legal effect with this Agreement.
(2)	This Agreement shall be made in six identical counterparts, and each of Party A and Party B holds three copies with the same legal effect.

Party A:	Party B:

NIO (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司) (seal)	Anhui Jianghuai Automobile Group Co., Ltd. (安徽江淮汽车集团股份有限公司) (seal)

/s/ Lihong Qin	/s/ Xingchu Xiang

Title: Legal Representative / Authorized	Title: Legal Representative / Authorized
Representative	Representative

Date:	Date: December 23, 2022

Schedule 1. Wanzhonglian Guoxin Appraisal Report No. [***]

Schedule 2. List of Transferred Assets

THE SYMBOL “[***]”DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Supplemental Agreement to the Xinqiao Electric Vehicle Industrial Park (Phase I) Assets Transfer Agreement

Party A (Transferor): NIO (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司)

Address: Building F, Hengchuang Intelligent Technology Park, 3963 Susong Road, Hefei Economic and Technological Development Zone, Anhui Province
Telephone:

Hereinafter referred to as “NIO Anhui”;

And

Party B (Transferee): Anhui Jianghuai Automobile Group Co., Ltd. (安徽江淮汽车集团股份有限公司)

Address: 176 Dongliu Road, Hefei City, Anhui Province
Telephone:

Hereinafter referred to as “JAC”.

WHEREAS:

Party A and Party B have entered into the Xinqiao Electric Vehicle Industrial Park (Phase I) Assets Transfer Agreement (the “Assets Transfer Agreement”) dated a certain date of 2022. With the intention to promote efficient performance of the Assets Transfer Agreement and on the principle of equality and mutual benefit, the Parties enter into this supplemental agreement (this “Agreement”) as follows upon friendly negotiation and in accordance with the Civil Code of the People's Republic of China and applicable laws and regulations.

1.Payment of Transfer Price

1.1

Party A shall, within 10 business days after the date of this Agreement, issue the VAT invoice (at tax rate of 13%) for the transfer price under the Assets Transfer Agreement to the applicable branch of Party B. Party B shall pay the the Transfer Price upon receipt of the invoice issued by Party A for the entire Transfer Price, which is RMB[***] (tax inclusive) (including the tax exclusive amount of RMB[***] and the taxes in amount of RMB[***]). The payment may be made in installments, provided that the entire Transfer Price shall be made no later than the date of signature of the final acceptance report.

1.2

Considering that Party A is responsible to provide warranty for the Project Assets, it shall provide to Party B on the date of the final acceptance report a letter of guarantee issued by a reputable bank in the amount of RMB[***], which is payable upon request and valid for one year from the date of the final acceptance report (the “Letter of Guarantee”).

2.Acceptance of Project Assets

2.1	The Project Assets shall be transferred from Party A to Party B upon the initial acceptance, and the Parties shall confirm it by signing the List of the Transfer Assets.
2.2

Final acceptance of the Project Assets shall be after the initial acceptance of the Project Assets and made upon notice from Party B to Party A. The final acceptance shall be no later than 90 days after the date of the Assets Transfer Agreement.

2.3

Final acceptance of the Project Assets shall be in accordance with the Technical Agreement attached to the Assets Transfer Agreement, and completed upon signature of the Parties on the final acceptance report in writing. The Parties agree that for the purpose of payment of the Transfer Price and issuance of the Letter of Guarantee contemplated in Section 1 of this Agreement, the Parties shall jointly confirm in writing the date to sign the final acceptance report no less than five business days prior to such signing date (the “Final Acceptance Signing Notice Period”), and prepare for payment of the Transfer Price and issuance of the Letter of Guarantee during the Final Acceptance Signing Notice Period. The signing date of the final acceptance report shall not be changed without cause once the Parties confirmed in writing.

The information provided by Party A for the final acceptance shall be accurate, standardized and complete, and shall be corrected by Party A at the request of Party B if it fails to meet the requirements.

2.4

If the Project Assets fail to be finally accepted within the specified time or their conditions upon acceptance are not in accordance with the Technical Agreement, in each case due to any reason of Party A, Party A shall be held liable for all losses incurred Party B. Party B shall not cause unreasonable delay to the final acceptance.

2.5

The records of the Project Assets provided under Section 4 Clause 5 of the Assets Transfer Agreement and its transfer are set forth in Schedule I of this Agreement, subject to the List of Transfer Assets confirmed in writing by both Parties.

3.	Supplemental Agreements on Warranty and Related Services
3.1	During the warranty period, repairs and parts replacement not caused by Party B shall be provided by Party A or any third party designated by Party A without charge.
3.2

During the warranty period of the Project Assets, if any equipment fails to operate due to any reason not on the part of Party B, Party B shall negotiate with Party A to resolve the issue. If the negotiation fails and (i) Party A is negligent to repair or address the issue; (ii) Party A tries to repair or take other actions by itself or a third party designated by it but fails to resolve the issue; and/or (iii) Party A tries to repair or take other actions by itself or a third party designated by it but further damage is caused due to such repair or other actions, Party B shall have the right to take reasonable measures by itself or any third party on its behalf in compliance with laws, regulations and industry practices, and to be paid from the amount under the Letter of Guarantee for an amount equal to the expenses or losses incurred by it resulting therefrom, provided that:

a.	Party B shall issue a written notice of claims setting forth the underlying facts and the amount of the claimed payment;
b.

Party B shall provide supporting documents for the amount of the claimed payment, including without limitation the equipment to be repaired/replaced, its failure or defects, and the measures taken by Party B to resolve such failure and the relevant proof of payment (such as vouchers and invoices); and

c.	Party B's additional expenses or losses are confirmed as reasonable by Party A with its signature upon the notice of claims issued by Party B.

The above-mentioned conditions for payment from the amount under the Letter of Guarantee to Party B shall be included in the Letter of Guarantee provided by Party A.

3.3

If the warranty period of the Project Assets is otherwise provided under the Technical Agreement and exceeds the period covered by the Letter of Guarantee, Party A shall be responsible to provide warranty in accordance with the Technical Agreement for any excessive period.

4.	Miscellaneous
4.1

After transfer of the Project Assets to Party B, considering that the Project Assets are installed in a location that may inter-connect with the facilities and equipment of Party A, Party A and Party B shall jointly act in good faith in connection with the Project Assets, and no action of Party A shall be harmful to the Project Assets or affect the exercise of Party B's rights in or of the Project Assets, otherwise Party A shall be held liable for any damage incurred by Party B. Party B undertakes that the Project Assets shall serve the cooperation project between Party A and Party B (the cooperation project is defined in the Manufacturing Cooperation Agreement made among Party A, Party B and other party thereto in September 2022).

4.2	Neither Party may transfer any of its rights and obligations under the Assets Transfer Agreement and this Agreement to any third party without the prior written consent of the other Party.
5.	Dispute Resolution

Any dispute arising out of performance of this Agreement shall be resolved by the Parties through friendly negotiation. If such dispute cannot be resolved by negotiation, the Parties agree to submit such dispute to the people’s court with jurisdiction over the place where Party A is incorporated for litigation.

6.	Effectiveness
6.1	This Agreement shall have the same legal effect as the Assets Transfer Agreement. If there is any inconsistency between the Assets Transfer Agreement and this Agreement, this Agreement shall prevail.
6.2

This agreement shall come into effect upon the signature and affixture of seal by each of Party A and Party B. This Agreement shall be made in six counterparts, and each of Party A and Party B holds three copies with the same legal effect.

(no text below)

(signature page of the Supplemental Agreement to the Xinqiao Electric Vehicle Industrial Park (Phase I) Assets Transfer Agreement)

蔚来汽车（安徽）有限公司) (seal)	安徽江淮汽车集团股份有限公司) (seal)
Party A:	Party B:

NIO (Anhui) Co., Ltd. (蔚来汽车（安徽）有限公司) (seal)	Anhui Jianghuai Automobile Group Co., Ltd. (安徽江淮汽车集团股份有限公司) (seal)

/s/ Lihong Qin	/s/ Xingchu Xiang

Title: Legal Representative / Authorized Representative	Title: Legal Representative / Authorized Representative

Date: December 23, 2022	Date: December 23, 2022

Schedule I. Catelogue of material documents